August 2009

Pricing Sheet dated August 24, 2009 relating to
Preliminary Pricing Supplement No. 162 dated August 11, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Outperformance Securities Due February 28, 2011
Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index
PRICING TERMS – AUGUST 24, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$3,750,000
Original issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	August 24, 2009
Issue date:	August 31, 2009 (5 business days after the pricing date)
Maturity date:	February 28, 2011, subject to postponement for market disruption events
NDX Index:	NASDAQ-100 Index®
SPX Index:	S&P 500® Index
Payment at maturity:
The product of (i) $1,000 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity and the minimum payment at maturity
If the NDX Index underperforms the SPX Index, the payment at maturity will be an amount less than the stated principal amount of each security based on 300% of that underperformance, subject to the minimum payment at maturity.

Maximum payment at maturity:	$1,180 (118% of the stated principal amount)
Minimum payment at maturity:	$500 (50% of the stated principal amount)
Participation rate:	300%
Outperformance return:
The NDX Index return less the SPX Index return
●    If the NDX Index outperforms the SPX Index, the outperformance return will be positive
●    If the NDX Index underperforms the SPX Index, the outperformance return will be negative

NDX Index return:	NDX Index final value – NDX Index initial value
NDX Index initial value
SPX Index return:	SPX Index final value – SPX Index initial value
SPX Index initial value
NDX Index initial value:	1,634.78, which is the closing value of the NDX Index on the pricing date
NDX Index final value:	The closing value of the NDX Index on the valuation date
SPX Index initial value:	1,025.57, which is the closing value of the SPX Index on the pricing date
SPX Index final value:	The closing value of the SPX Index on the valuation date
Valuation date:	February 23, 2011, subject to postponement for market disruption events
CUSIP:	617482GN8
ISIN:	US617482GN88
Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	10 securities
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per security:	$1,000	$15	$985
	Total:	$3,750,000	$56,250	$3,693,750
(1)	For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

The “NASDAQ®,” “NASDAQ-100®” and “NASDAQ-100 Index” are trademarks of The Nasdaq OMX Group, Inc. and have been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the securities. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 162 dated August 11, 2009
Prospectus Supplement dated December 23, 2008              Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.